Exhibit 99.1

For Immediate Release

May 22, 2014

NW Natural Holds Annual Meeting of Shareholders to Report on 2013 Results

PORTLAND, OR — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), at its annual meeting of shareholders today reported on its 2013 results.

“Last year, we made progress on a number of key safety and service initiatives,” said Gregg Kantor, NW Natural President and CEO. “We also saw an improvement in the housing sector, which supported an uptick in our customer growth rate to 1.3 percent – well above the industry average for gas utilities in the U.S. With as much as a 60 percent price advantage over other fuels in our service area, we see great potential for customer growth going forward.”

2013 operations highlights reported on at the meeting included:

•	Reported net income of $61 million or $2.24 per share, compared to $59 million or $2.18 per share in 2012.

•	Posted the highest score in the nation among large utilities in the J.D. Power and Associates annual Gas Utility Residential Customer Satisfaction Study.

•	Invested $54 million in long-term gas reserves, bringing our cumulative three-year investment to $161 million.

•	Received Public Utility Commission of Oregon (OPUC) approval to earn on $40 million of working gas inventory in rate base, effective Nov. 1, 2013.

•	Received approval from the OPUC to provide high-pressure natural gas service to business customers that want to fuel their fleets with Compressed Natural Gas.

•	Launched an industry-leading Customer Connection Portal to provide potential gas customers quick and easy information about gas availability, special offers and certified contractors.

As a final highlight, the company noted it has increased dividends paid on common stock for 58 consecutive years, one of the few companies in the country to have achieved this accomplishment. The company’s current annual indicated dividend rate is $1.84 per share.

During the meeting, shareholders re-elected directors Martha Byorum, John Carter, Scott Gibson and Gregg Kantor, and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accountants for the fiscal year 2014.

Additionally, NW Natural’s board of directors extended the company’s share repurchase program effective through May 2015. The repurchase program authorizes the company to purchase up to $100 million in value and up to 2.8 million shares of the company’s common stock. Since the program’s inception, the company has repurchased 2.1 million shares of common stock at a total cost of $83.3 million.

Forward-Looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, hedge efficacy, gas reserves and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, timing or receipt of litigation settlement proceeds, financial positions, debt redemption, revenues and earnings, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, SRRM, contracting levels or pricing, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE: NWN) is headquartered in Portland, Ore., and provides natural gas service to about 698,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in Oregon and Southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at nwnatural.com.

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Investor Contact:

Bob Hess

rsh@nwnatural.com

503-220-2388

or

Media Contact:

Melissa Moore

melissa.moore@nwnatural.com,

503-818-9845 (pager)

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